PROMISSORY NOTE - EXTENSION

Date: October 18, 2012

On September 6, 2012, the undersigned, EASTERN RESOURCES, INC (“Maker”) promised to pay to the order of BLACK DIAMOND HOLDINGS, LLC, (the "Holder"), the principal sum of ONE HUNDRED AND FIFTY THOUSAND, (US $150,000), with interest accruing on the outstanding principal amount of the Note at an annual rate of six percent (6.0%) until the Note is paid in full. The Note has a due date of September 30, 2012.

The Maker and the Holder have agreed to extend the due date of the Promissory Note to May 31, 2013. All of the other terms incorporated in the original Promissory Note remain unchanged.

IN WITNESS WHEREOF, Holder and Maker has executed and delivered this Promissory Note Extension on the date first above written.

Eastern Resources, Inc.

By: Robert Trenaman
Title: President
Address of Maker:
1610 Wynkoop Street, Suite 400
Denver, CO 80202

ACCPTED BY BLACK DIAMOND HOLDINGS, LLC

By: Patrick Imeson
Title: Manager
Address of Holder:
1610 Wynkoop Street, Suite 400
Denver, CO 80202